Exhibit 99.3

Altimmune Announces Closing of $132 Million Public Offering of Common Stock

and Pre-Funded Warrants and Full Exercise of Underwriters’ Option

GAITHERSBURG, Maryland, July 16, 2020 (GLOBE NEWSWIRE) – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced that its previously announced underwritten public offering of 4,119,564 shares of its common stock, and, to certain investors in lieu thereof, pre-funded warrants to purchase 1,630,436 shares of its common stock at an exercise price of $0.0001 per share. The shares include 750,000 shares of common stock sold pursuant to the option granted by the Company to the underwriters, which option was exercised in full. The public offering price of each share of common stock was $23.00 and the public offering price of each pre-funded warrant was $22.9999 per underlying share.

The aggregate gross proceeds to Altimmune from the offering were approximately $132.2 million, which includes the exercise of the underwriters’ option to purchase additional shares in full, before deducting underwriting discounts and commissions and offering expenses payable by Altimmune. Altimmune anticipates using the net proceeds from the offering for general corporate purposes, which may include, but are not limited to, scale up of manufacturing and advanced clinical trials of AdCOVID, a single dose intranasal COVID-19 vaccine candidate; the continued development of ALT-801, its dual GLP-1/glucagon receptor agonist for the treatment of non-alcoholic steatohepatitis (NASH), including manufacturing and clinical trials; and for capital expenditures and working capital.

Jefferies, Evercore ISI and Piper Sandler acted as joint book-running managers for the offering. Roth Capital Partners acted as co-manager for the offering.

The securities described above were offered by Altimmune pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with and became effective by rule of the Securities and Exchange Commission (SEC) on April 12, 2019. A final prospectus supplement and accompanying prospectus related to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at (877) 821-7388; or by email at Prospectus_Department@Jefferies.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attention: Prospectus Department, by telephone at (800) 747-3924 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing treatments for liver disease, immune modulating therapies and intranasal vaccines. Our diverse pipeline of product candidates includes next generation peptide therapeutics for NASH (ALT-801) and chronic hepatitis B (HepTcell™), an intranasal immune modulating treatment for COVID-19 (T-COVIDTM) and intranasal vaccines (AdCOVIDTM, NasoShield™ and NasoVAX™).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “proposed” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release, such as the expected use of proceeds and future expectations, plans and prospects for Altimmune, are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Altimmune’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 27, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 13, 2020, the final prospectus supplement related to the public offering filed with the SEC on July 14, 2020 and other filings that Altimmune’s may make with the SEC in the future. Any forward-looking statements contained in this press release represent Altimmune’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Altimmune explicitly disclaims any obligation to update any forward-looking statements.

Contacts:

Investor Contacts:

Will Brown	Ashley R. Robinson
Chief Financial Officer	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-430-7577
Email: wbrown@altimmune.com	Email: arr@lifesciadvisors.com

Media Contact:

Warren Rizzi

Sard Verbinnen & Co.

Phone: 212-687-8080

Altimmune-SVC@sardverb.com